Exhibit 99.1

Sonida Announces Latest Asset Acquisition and

Closing of Fannie Mae Maturity Modifications

Completes purchase of recently built senior living community in Cincinnati for $16.3 million with favorable financing terms

Brings total 2024 acquired properties to 20 and total operating portfolio to 94 communities

Completes previously disclosed Fannie Mae loan modification extending maturities on $220 million of mortgage loans from December 2026 to January 2029

DALLAS, Texas – January 6, 2025, Sonida Senior Living, Inc. (“Sonida” or the “Company”) (NYSE: SNDA), a leading owner, operator and investor in senior living communities, announced today the closing of its latest acquisition, as the Company continues to execute on its inorganic, accretive growth strategy, which aims to further expand and upgrade its portfolio to fully leverage operating scale and efficiencies.

“Sonida ended the year with two additional transactions further positioning the company for success in 2025 and beyond. The Company continues to execute on its growth strategy through creative deal structuring and expansion of its best-in-class operating platform to aggressively and strategically invest in high-quality communities at exceptionally attractive valuations,” said Brandon Ribar, President and Chief Executive Officer. “With significant operational upside remaining in our current portfolio, a strong pipeline, and no material debt maturities on the horizon, we look forward to delivering on our commitment to accretive and sustainable growth with resident care and service at the center of our efforts.”

Capital Allocation – Senior Housing Community Acquisition in the Midwest

On December 31, 2024, the Company finalized the acquisition of a single senior living community located in Cincinnati, OH. Construction on the upscale and amenitized asset was completed in 2021; however, the community never opened due to foreclosure on the construction borrower. Sonida’s purchase price of $16.3 million, or approximately $198,000 per unit, reflects a significant discount to the original total construction cost, aligning with Sonida’s focus on acquiring high quality real estate at meaningful discounts to replacement cost.

The community is strategically situated directly adjacent to Sonida’s existing Wellington at North Bend Crossing community (“Wellington”), a highly occupied and high-performing asset. The new property’s 82 units (50 Assisted Living / 32 Memory Care) when combined with the Wellington’s existing footprint, creates a unique densification opportunity for Sonida. The two-asset “campus” with 203 units collectively, will provide a full continuum of care and broader range of services to residents, further leveraging operating scale through cost efficiencies in an attractive and under-supplied market. Consistent with the Company’s strategy of regional densification, the acquisition brings Sonida’s greater Cincinnati portfolio total to five assets.

Sonida funded the transaction with $18.25 million of seller-financing, including $2.0 million for capital expenditure investment into the facility (i.e. primarily FFE), which is expected to be utilized prior to the targeted mid-2025 opening. The non-recourse mortgage carries an 84-month term and 24-month interest waiver to support lease-up and stabilization, with a 3% fixed interest-only rate thereafter.

Proactive Debt Management – Completed Fannie Mae Loan Extension

In December 2024, the Company consummated the previously announced maturity extension of 18 individual mortgages (representing $220.1 million of debt outstanding as of September 30, 2024) from December 1, 2026 to January 1, 2029. As part of the modification, the Company funded a $2 million principal paydown at closing and will fund three additional principal paydowns in November 2025 ($2 million), November 2026 ($3 million) and November 2027 ($3 million). The mortgages, which are interest-rate only through maturity, carry a blended interest rate of 4.35% which will remain unchanged for the duration of the loans. As a result of this extension, the Company has no significant debt maturities until 2027.

Safe Harbor

The forward-looking statements in this press release, including, but not limited to, statements relating to the Company’s acquisitions, are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to the Company’s ability to recognize the anticipated benefits of such acquisitions; the impact of such acquisitions on the Company’s business, including our ability to successfully implement integration strategies or achieve expected synergies and operating efficiencies; any legal proceedings that may be brought related to such acquisitions; our projections related to said acquisitions may not materialize as expected; and other risks and factors identified from time to time in the Company’s reports filed with the SEC, including the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short- and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; increases in market interest rates that increase the cost of certain of our debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and our projections related to such acquisitions may not materialize as expected; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to improve and maintain controls over financial reporting and remediate the identified material weakness discussed in its recent Quarterly and Annual Reports filed with the SEC; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; and changes in accounting principles and interpretations.

About Sonida

Dallas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming operating 94 senior housing communities in 20 states with an aggregate capacity of over 10,000 residents, including 81 communities which the Company owns (including eight communities in which the Company owns varying interests through two separate joint ventures), and 13 communities that the Company manages on behalf of a third-party.

For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.

Investor Relations

Jason Finkelstein

IGNITION IR

ir@sonidaliving.com